Exhibit 10.2

CASH AMERICA INTERNATIONAL, INC.

2013 LONG-TERM INCENTIVE PLAN AWARD AGREEMENT

FOR ONE-TIME GRANT TO CHIEF EXECUTIVE OFFICER OF ENOVA INTERNATIONAL, INC.

This Long-Term Incentive Plan Award Agreement (the “Agreement”) is entered into as of January 29, 2013, by and between CASH AMERICA INTERNATIONAL, INC. (the “Company”) and David A. Fisher (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “Plan”), which is administered by the Management Development and Compensation Committee of the Company’s Board of Directors (the “Committee”); and

WHEREAS, pursuant to Section 4 and Section 9 of the Plan, the Committee has granted to Employee an award (the “Award”) of Restricted Stock Units (“RSUs”) as partial inducement for Employee to accept employment with a subsidiary of the Company and to encourage Employee’s loyalty and diligence;

WHEREAS, the RSUs represent the unfunded and unsecured promise of the Company to issue to Employee an equivalent number of shares of the common stock of the Company or its successors (“Common Stock”) at a future date, subject to the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Award.

(a) General. Subject to the restrictions and other conditions set forth herein, the Company hereby grants to Employee an Award of 14,260 RSUs.

(b) Grant Date. The Award was awarded to Employee on January 29, 2013 (the “Grant Date”).

2. Vesting. 100% of the Award shall vest on the earlier to occur of (i) January 29, 2015 or, (ii) the date Enova International, Inc. (a wholly-owned subsidiary of the Company) first becomes a publicly traded company through a spin-off or public offering of all or any portion of the common stock of Enova International, Inc. or its successors (the earlier of such dates, the “Vesting Date”) as long as Employee remains continuously employed by the Company or its subsidiaries or other affiliates through the Vesting Date.

3. Treatment of Award Upon Termination of Employment or Failure to Vest. Upon Employee’s termination of employment with the Company and all of its subsidiaries and affiliates for any reason (including death) prior to the Vesting Date, if the Award has not yet vested as provided in Section 2 of this Agreement, such Award shall be immediately forfeited, and Employee shall forfeit any and all rights in or to such unvested Award.

4. Payment of Awards. Within a reasonable time after the Vesting Date, the Company shall instruct its transfer agent to issue a stock certificate evidencing the conversion of such vested RSUs into whole vested shares of Common Stock in the name of Employee (or if Employee has died, in the name of Employee’s designated beneficiary or, if no beneficiary has been designated, Employee’s estate (“Beneficiary”)), but in no event will the Common Stock relating to the vested Award be transferred to Employee (or, if applicable, to Employee’s Beneficiary) later than December 31 of the calendar year in which the Vesting Date occurs. The Company shall not be required to deliver any fractional shares of Common Stock under the Award. Any fractional shares shall be rounded up to the next whole share.

5. Change in Control.

(a) Vesting and Payment. In the event of a Change in Control (as defined below) while Employee is still employed by the Company or its subsidiaries or other affiliates, vesting of the entire Award shall automatically accelerate and become 100% vested as of the date the Change in Control occurs as long as Employee has remained continuously employed through such date by the Company or by an entity that is a subsidiary or other affiliate of the Company on the day immediately preceding the date of the Change in Control. In such event, the shares of Common Stock evidencing vested RSUs shall be delivered to Employee in a lump sum within 60 days following the date of the Change in Control. A “Change in Control” shall mean an event that is a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all as defined in Code §409A and guidance issued thereunder, except that 35% shall be substituted for 30% in applying Treasury Regulations Section 1.409A-3(i)(5)(vi) and 50% shall be substituted for 40% in applying Treasury Regulations Section 1.409A-3(i)(5)(vii). Notwithstanding the above, a “Change in Control” shall not include any event that is not treated under Code §409A as a change in control event with respect to Employee. Notwithstanding the incorporation of certain provisions from the Treasury Regulations under Code Section 409A, the Company intends that all payments under this Agreement be exempt from Section 409A under the exemption for short-term deferrals in Treasury Regulations Section 1.409A-1(b)(4).

(b) Substitution. Notwithstanding anything set forth herein to the contrary, upon a Change in Control, the Committee, in its sole discretion, may, in lieu of issuing Common Stock, provide Employee with an equivalent amount payable in the form of cash.

6. Agreement of Employee. Employee acknowledges that certain restrictions under state or federal securities laws may apply with respect to the shares of Common Stock to be issued pursuant to the Award. Specifically, Employee acknowledges that, to the extent Employee is an “affiliate” of the Company (as that term is defined by the Securities Act of 1933), the shares of Common Stock to be issued as a result of the Award are subject to certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission’s Rule 144). Employee hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state and federal securities laws and any restrictions on the resale of such shares which may pertain under such laws.

7. Withholding. Upon the issuance of shares to Employee pursuant to this Agreement, Employee shall pay an amount equal to the amount of all applicable federal, state and local employment taxes which the Company is required to withhold at any time. Such payment may be made in cash or, with respect to the issuance of shares to Employee pursuant to this Agreement, by delivery of whole shares of Common Stock (including shares issuable under this Agreement) in accordance with Section 14(a) of the Plan.

8. Adjustment of Awards.

(a) If there is an increase or decrease in the number of issued and outstanding shares of Common Stock through the payment of a stock dividend or resulting from a stock split, a recapitalization, or a combination or exchange of shares of Common Stock, then the number of outstanding RSUs hereunder shall be adjusted so that the proportion of such Award to the Company’s total issued and outstanding shares of Common stock remains the same as existed immediately prior to such event.

(b) Except as provided in Section 8(a) of this Agreement, no adjustment in the number of shares of Common Stock subject to any outstanding portion of the RSUs shall be made upon the issuance by the Company of shares of any class of its capital stock or securities convertible into shares of any class of capital stock, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon the conversion of any other obligation of the Company that may be convertible into such shares or other securities.

(c) Upon the occurrence of events affecting Common Stock other than those specified in Sections 8(a) and 8(b) of this Agreement, the Committee may make such other adjustments to awards as are permitted under Section 5(c) of the Plan. This section shall not be construed as limiting any other rights the Committee may have under the terms of the Plan.

9. Clawback Provision. Pursuant to Section 14(m) of the Plan, in the event that the Company is required to materially restate its financial results due to the Company’s material noncompliance with any financial reporting requirement under Federal securities laws, excluding a material restatement of such financial results due solely to a change in generally accepted accounting principles in the United States or such other accounting principles that may be adopted by the Securities and Exchange Commission and are or become applicable to the Company, at any time before or within two years following the Vesting Date as a result of fraud or intentional misconduct on the part of the Employee, the Committee may, in its discretion, (a) cancel the Award, in whole or in part, whether or not vested (so long as shares of Common Stock have not yet been issued in accordance with Section 4 of this Agreement) and/or (b) require the Employee to repay to the Company an amount equal to all or any portion of the value of any or all of the shares that have been issued in accordance with Section 4 of this Agreement valued as of the Vesting Date. Such cancellation or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in shares of Common Stock or cash or a combination thereof (based on the Fair Market Value of the shares of Common Stock on the date of repayment) and the Committee may provide for an offset to any future payments owed by the Company or any of its subsidiaries or affiliates to the Employee if necessary to satisfy the repayment obligation; provided, however, that if any such offset is prohibited under applicable law, the Committee shall not permit any offsets and may require immediate repayment by the Employee.

Notwithstanding the foregoing, to the extent required to comply with applicable law, any Clawback Policy and/or amendment to the Plan adopted by the Company after the date of this Agreement, the Company may unilaterally amend this Section 9, and any such amendment shall be made by providing notice of such amendment to Employee, and such amendment shall be binding on Employee; provided, regardless of whether the Company makes such a unilateral amendment to this Section 9 or provides such notice to Employee, this section shall be deemed consistent with any Clawback Policy and/or amendment to the Plan adopted by the Company after the date of this Agreement and Employee shall be bound thereby.

10. Plan Provisions.

In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, as may be amended from time to time, which are hereby incorporated by reference. Any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein. In the event of any conflict between the provisions of the Agreement and the Plan, the Plan shall control.

11. Miscellaneous.

(a) Limitation of Rights. The granting of the Award and the execution of the Agreement shall not give Employee any rights to (1) similar grants in future years, (2) any right to be retained in the employ or service of the Company or any of its affiliates or subsidiaries, or (3) interfere in any way with the right of the Company or its affiliates or subsidiaries to terminate Employee’s employment or services at any time.

(b) Interpretation. Employee accepts this Award subject to all the terms and provisions of the Plan and this Agreement. The undersigned Employee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement.

(c) Shareholder Rights. Neither Employee nor Employee’s Beneficiary shall have any of the rights of a shareholder with respect to any shares of Common Stock issuable upon vesting of any portion this Award, including, without limitation, a right to cash dividends or a right to vote, until (i) such portion of the Award is vested, and (ii) such shares have been delivered and issued to Employee or Employee’s Beneficiary pursuant to Section 4 of this Agreement.

(d) Severability. If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(e) Controlling Law. The Agreement is being made in Texas and shall be construed and enforced in accordance with the laws of that state.

(f) Construction. The Agreement and the Plan contain the entire understanding between the parties, and supersedes any prior understanding and agreements between them, representing the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(g) Headings. Section and other headings contained in the Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision hereof.

(h) Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon and inure to the benefit of Employee’s heirs, legal representatives, successors and assigns.

(i) Execution/Acceptance. This Agreement may be executed in duplicate counterparts, the production of which (including a signature) shall be sufficient for all purposes for the proof of the binding terms of this Agreement.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day and year first set forth above.

CASH AMERICA INTERNATIONAL, INC.

By:	/s/ Daniel R. Feehan

Daniel R. Feehan
Chief Executive Officer and President

EMPLOYEE

/s/ David A. Fisher
David A. Fisher

[Signature Page for 2013 Long-Term Incentive Plan Award Agreement –

One-Time Grant to Chief Executive Officer of Enova International, Inc.]

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